TEMPLETON GROWTH FUND, INC.

ARTICLES OF AMENDMENT

            Templeton Growth Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST:  The Charter of the Corporation is hereby amended by adding the following paragraph to Article SIXTH, Section 4.f:

      “At such times as may be determined by the Board of Directors, outstanding shares of a particular series or class (or any fraction thereof) may be automatically converted by the Corporation into shares of another series or class: (i) based on the net asset value of the shares being converted (the “Converting Shares”) if there are no outstanding shares of the series or class into which the Converting Shares are being converted or (ii) based on the relative net asset values of the Converting Shares and the outstanding shares of the series or class into which the Converting Shares are being converted. To the extent determined by the Board of Directors, the terms and conditions of such conversion may vary within and/or among the series and classes and within and/or among the holders of the series and classes.”

                  SECOND:  The Charter of the Corporation is hereby amended by deleting the first sentence of Article SIXTH, Section 4.e and replacing said sentence with the following:

      “Each share of each series or class shall be equal to each other share of that class or series and shall represent an equal proportionate interest in the assets belonging to that series or class, subject to the liabilities belonging to that series or class and subject to the other terms of this charter.”

                  THIRD:  The Charter of the Corporation is hereby amended by deleting the second sentence of Article SIXTH, Section 4.i and replacing said sentence with the following:

      “In the event of the liquidation or dissolution of the Corporation, or of a class or series thereof when there are shares outstanding of the Corporation, the stockholders of the Corporation, or of that class or series, as applicable, shall be entitled to receive, when and as declared by the Board of Directors, an amount equal to the excess of the assets attributable to that class or series over the liabilities of that class or series, determined as provided herein.”

                  FOURTH:  The Charter of the Corporation is hereby amended by deleting the fourth sentence of Article SIXTH, Section 4.i and replacing said sentence with the following:

      “Subject to requirements of applicable law, dissolution of a class or series may be accomplished by distribution of assets to stockholders of that class or series, by the transfer of assets attributable to that class or series to another class or series of the Corporation, by the exchange of shares of that class or series for shares of another class or series of the Corporation, or in any other legal manner.”

                  FIFTH:  The Charter of the Corporation is hereby amended by deleting the first sentence of Article SIXTH, Section 4.k and replacing said sentence with the following:

      “The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to be cast, without regard to class or series, shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements or this charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class or series required to vote as a class on the matter shall constitute a quorum.”

                  SIXTH: The Charter of the Corporation is hereby amended by deleting Article SIXTH, Section 9 in its entirety and replacing said Section 9 with the following:

      “9. Investment Limitations. So long as the Corporation is registered for the public distribution of its shares in Germany or Austria, the Corporation shall comply with the following limitations:

            (a) Neither the Corporation nor any series of shares of the Corporation may borrow money, except that the Corporation or a series may borrow money from banks or affiliated investment companies to the extent permitted by the 1940 Act, or any exemptions therefrom which may be granted by the U.S. Securities and Exchange Commission and then only for temporary purposes and in an amount not exceeding 10% of the value of its total assets (including the amount borrowed) and with the consent of its custodian to the terms of the borrowing. Any such borrowings shall be at borrowing conditions which reflect customary market standards.

            (b) Neither the Corporation nor any series of shares of the Corporation may pledge, mortgage, hypothecate, or otherwise encumber their assets except to secure indebtedness permitted under Section 9.a. hereof.

            (c) Neither the Corporation nor any series or class of shares of the Corporation may invest in the securities of any other domestic or foreign investment company or investment fund or other investment vehicle which is invested according to the principle of risk-spreading, irrespective of the legal structure of such investment vehicle, except in connection with a merger, consolidation or other reorganization with, or transfer of assets to or from (including, without limitation, a transfer of assets in connection with a liquidation of a series or class of shares of the Corporation) such investment vehicle or any series or class thereof.

            (d) Neither the Corporation nor any series of shares of the Corporation may invest in participations of venture capital or private equity funds.

            (e) Neither the Corporation nor any series of shares of the Corporation may engage in short sales of its assets.

            (f) Neither the Corporation nor any series of shares of the Corporation may write, buy or sell options (puts, calls, straddles or spreads), except it may purchase and sell stock index futures contracts, options on securities indices, and it may write covered call options.

            (g) Neither the Corporation nor any series of shares of the Corporation may invest in real estate or mortgages on real estate.”

                  SEVENTH:  The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland General Corporation Law (the “MGCL”), duly advised the foregoing amendments and the shareholders of the Corporation entitled to vote on the foregoing amendments, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendments.

            IN WITNESS WHEREOF, on this 27th day of February, 2009, Templeton Growth Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary, and the Secretary acknowledges that these Articles of Amendment are the act of Templeton Growth Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                                     TEMPLETON GROWTH FUND, INC.

/s/ROBERT C. ROSSELOT                                       /s/DAVID P. GOSS

Robert C. Rosselot Secretary                                      David P. Goss, Vice President